EXHIBIT 99.2
GAAP to Non-GAAP Reconciliations
In addition to the non-GAAP disclosures contained in the Company’s second quarter earnings press release for the quarter ended August 4, 2007, the Company also provided certain additional non-GAAP disclosures during its second quarter earnings conference call. Provided in the tables below is a reconciliation of the relevant GAAP measure to the non-GAAP disclosure referred to in the press release and/or during the conference call. Only line items affected by these non-GAAP adjustments are included in the tables below. All amounts are expressed in millions of dollars, except earnings per share. Non-GAAP earnings are derived by starting with the GAAP number on the left and subtracting the relevant non-GAAP adjustments while moving to the right by line item.
Reconciliation of fiscal 2007 second quarter GAAP earnings to non-GAAP earnings:
Non-GAAP earnings for the second quarter of fiscal 2007 exclude the income statement impact from the 74 demo store closures and the One Thousand Steps store asset impairment charges.

			Non-GAAP
			Adjustments
			Attributable to
		Non-GAAP	One Thousand
		Adjustments	Steps Store Asset
	GAAP	Attributable to 74	Impairment	Non-GAAP
	Amounts	demo Store Closures	Charges	Amounts
Net Sales	$344.2	$2.1	—	$342.1
Gross Margin/(Loss)	91.0	(14.9)	—	105.9
SG&A	109.6	1.4	9.9	98.3
Operating (Loss)/Income	(18.6)	(16.3)	(9.9)	7.6
Income Tax (Benefit)/Expense	(7.5)	(6.8)	(4.1)	3.4
Net (Loss)/Income	$(10.5)	(9.5)	(5.8)	4.8
(Loss)/Earnings Per Share	$(0.15)	$(0.14)	$(0.08)	$0.07

Reconciliation of fiscal 2007 first half GAAP earnings to non-GAAP earnings:
Non-GAAP earnings for the first half of fiscal 2007 exclude the income statement impact from the 74 demo store closures and the One Thousand Steps store asset impairment charges.

			Non-GAAP
			Adjustments
			Attributable to
		Non-GAAP	One Thousand
		Adjustments	Steps Store Asset
	GAAP	Attributable to 74	Impairment	Non-GAAP
	Amounts	demo Store Closures	Charges	Amounts
Net Sales	$664.8	$13.3	—	$651.5
Gross Margin/(Loss)	173.9	(15.3)	—	189.2
SG&A	201.6	4.3	9.9	187.4
Operating (Loss)/Income	(27.8)	(19.6)	(9.9)	1.7
Income Tax (Benefit)/Expense	(10.7)	(8.0)	(4.0)	1.3
Net (Loss)/Income	$(15.6)	(11.6)	(5.9)	1.9
(Loss)/Earnings Per Share	$(0.22)	$(0.17)	$(0.08)	$0.03
In addition to the non-GAAP disclosures above, the following non-GAAP disclosures were also included in the Company’s second quarter earnings conference call.
Reconciliation of fiscal 2006 second quarter GAAP earnings to non-GAAP earnings:
Non-GAAP earnings for the second quarter of fiscal 2006 exclude the income statement impact from the 74 demo stores closed during fiscal 2007.

		Non-GAAP
		Adjustments
		Attributable to
	GAAP	74 demo	Non-GAAP
	Amounts	Store Closures	Amounts
Net Sales	$313.7	$9.3	$304.4
Gross Margin	97.4	(0.4)	97.8
SG&A	82.9	3.7	79.2
Operating Income	14.6	(4.0)	18.6
Income Tax Expense	6.0	(1.5)	7.5
Net Income	$9.7	$(2.5)	$12.2
Earnings/(Loss) Per Share	$0.14	$(0.03)	$0.17

Reconciliation of fiscal 2007 second quarter GAAP earnings to non-GAAP earnings, excluding the operations of the demo and One Thousand Steps businesses as a whole:
This non-GAAP disclosure expresses earnings per share in the absence of the operations of the demo and One Thousand Steps businesses as a whole, including all associated direct expenses and headcount. This non-GAAP disclosure does not include an allocation of distribution center charges or any other home office department such as finance, human resources or information systems.

			Non-GAAP
			Adjustments
		Non-GAAP	Attributable
		Adjustments	to One
		Attributable	Thousand
	GAAP	to demo	Steps	Non-GAAP
	Amounts	Operations	Operations	Amounts
Net Sales	$344.2	$30.8	$1.4	$312.0
Gross Margin/(Loss)	91.0	(8.8)	(1.7)	101.5
SG&A	109.6	11.7	10.9	87.0
Operating (Loss)/Income	(18.6)	(20.5)	(12.7)	14.6
Income Tax (Benefit)/Expense	(7.5)	(8.6)	(5.3)	6.3
Net (Loss)/Income	$(10.5)	(11.9)	(7.4)	8.8
(Loss)/Earnings Per Share	$(0.15)	$(0.17)	$(0.11)	$0.13